EXHIBIT 10.b



                           FEDERAL SIGNAL CORPORATION
                   Corporate Management Incentive Bonus Plan


The incentive bonus plan has been established to provide an incentive to key corporate officers and management employees of Federal Signal Corporation to attain the highest performance possible in each year. The plan provides key executives with an opportunity to add to their total annual compensation, if the corporation attains prescribed levels of return on capital and increases in net income and the participant fulfills agreed upon objectives during the year. The details of the plan follow.

I.    Incentive bonus calculations

  A)  Target bonus

      A target bonus amount will be established for each plan participant in the plan. This target bonus amount will be based upon a specified percentage of the participant's salary.

  B)  Bonus goals

      1) A specified portion of the bonus amount will be based on corporate return on capital (ROC). For this purpose, ROC is defined as the percent of after-tax income excluding after-tax unusual or extraordinary items (see Section IIC3) plus interest on debt divided by the year's monthly average of the sum of stockholders' equity plus debt. With regard to this portion of the bonus determination, each participant's bonus will be subject to calculation in accordance with the scale on Attachment A for total corporate performance.

      2) A specified portion of the bonus amount will be based on the corporation's increase in net income for the year over the prior year's net income. For this calculation, "net income" is defined by generally accepted accounting principles subject to inclusion or exclusion of unusual or extraordinary items as decided by the Chief Executive Officer. With regard to this portion of the bonus determination, each participant's bonus will be subject to calculation in accordance with the scale on Attachment B for total corporate performance.

      3) A specified portion of the bonus amount is discretionary based on an evaluation of the participant's performance (see Section IIB). This part of your bonus also constitutes payment for any unused vacation and by accepting the bonus payment you waive any claims for payment for unused vacation. With regard to this portion of the bonus determination, each participant's bonus will be subject to paragraph IIB. below.

II.   Administration

  A)  Determination of bonus award

      Following the completion of the year-end audit, the actual bonus for each participant will be calculated as follows:

      1) Multiply the applicable target bonus by the respective bonus factor as determined by Attachments A and B.

      2) The discretionary award factor will be determined in accordance with IIB. below by the employee's supervisor, which in turn requires "one-over-one" approval. The discretionary target bonus will then be multiplied by the discretionary award factor.

  B)  Determination of discretionary award

      Each participant will be evaluated against the following criteria:

      1)  General performance of the participant's responsibilities.

      2) Meeting the participant's objectives and/or priorities.

      3)  Evaluation of initiative, attitude, and dedication to the company.

      4)  Management development of self and subordinates.

      5)  Professional and personal conduct.

  C)  Other considerations

      1) Bonus awards will be paid only to participants who are actively employed as of the bonus payment date.

      2) In the event of the retirement of a participant during the management incentive bonus plan year, the amount of bonus award will be based on the full year results with credit for the number of completed months worked as a percent of the full plan year.

      3) Net income as used in Section IB1 will be inclusive of any changes in reserves, but will exclude any capital gains or losses and other unusual gains or losses such as proceeds of fire or casualty insurance or changes in accounting practices. In cases of uncertainty, the decision of the Chief Executive Officer will be final.